                                                                    EXHIBIT 99.1



TO OUR SHAREHOLDERS


On July 14, 1999, we held our annual shareholders meeting, which included the reelection of two of your directors, Wm. Jarell Jones and Dennis H. James. Immediately following the formal part of the meeting, we had an in-depth discussion of the company's financial results through June 30, 1999 and our net asset value compared to our current stock price. We discussed numerous other topics and we were asked many excellent questions from our shareholders, some of which we want to share with you in the following report.


SECOND QUARTER FINANCIAL HIGHLIGHTS

First, we would like to discuss our second quarter financial results, which were highlighted by a 13.4% increase in FFO per share due to strong growth in operating revenue, net operating income, and improved operating margins. Funds from Operations for the quarter ended June 30, 1999 totaled $1,384,000 or $0.19 per share compared to $1,240,000 or $0.16 per share for the quarter ended June 30, 1998. For the six months ended June 30, 1999, FFO per share increased 11.3% to $2,728,000 or $0.37 per share compared to $2,481,000 or $0.33 per share during the same period a year ago.

When we compare our financial results to the same period last year, you will see second quarter operating revenues increase 16.9% while property operating expenses increase only 10.4% resulting in a 20.7% increase in net operating income ("NOI") and a 2.0% improvement in our NOI margin from 63.4% to 65.4%. For the six months ended June 30, 1999 compared to the same period a year earlier, operating revenues increased 18.8%, operating expenses increased 13.7%, and net operating income increased 21.6%. Our strong growth in operating revenue and net operating income during the first half of 1999 is due to the 254 new apartments we constructed and leased during 1998. The graph below shows the growth in our operating revenue during the past year and we expect this upward trend to continue during the second half of 1999 as we complete the construction and leasing of our 118 townhomes at Addison Place, our recently opened community in north Atlanta.

                          GROWTH IN OPERATING REVENUE
                                  (in dollars)
      [The following data is included as a chart in the printed document.]


[

3 Qtr 98                      4,465,000
4 Qtr 98                      4,719,000
1 Qtr 99                      4,756,000
2 Qtr 99                      4,856,000

]

The following table compares our financial highlights for the quarter ended June 30, 1999 to the same period a year ago.

                               For The Three Months Ended
                            June 30, 1999        June 30, 1998        % Increase
                            -------------        -------------        ----------
Operating Revenues             $4,856,000            $4,154,000            16.9%
Operating Expenses             $1,679,000            $1,521,000            10.4%
Net Operating Income           $3,177,000            $2,633,000            20.7%
Funds From Operations          $1,384,000            $1,240,000            11.6%
FFO Per Share                        0.19                  0.16            13.4%
NOI Margin                     $     65.4%           $     63.4%            2.0%


Our same-property comparisons (the eight communities that were stabilized during both 1999 and 1998) are an important measure of our operating performance because they show we are increasing cash flow from our existing communities by raising rents, controlling expenses, and achieving high occupancies. Same-property operating revenue increased 4.9% from $3,919,000 for the quarter ended June 30, 1998 to $4,112,000 for the quarter ended June 30, 1999, while same-property operating expenses increased only 0.7% resulting in a 7.2% increase in net operating income. Average physical occupancy at our eight stabilized communities increased from 95.2% to 95.5% and the average monthly rent increased 2.5% from $879 to $901 per month. For the six months ended June 30, 1999 compared to the same period a year earlier, same-property operating revenue increased 4.7%, operating expenses increased 3.8%, and net operating income increased 5.3%. These eight stabilized communities represent 1,524 apartment homes or 80% of our total portfolio.


EXCELLENT NEW FINANCING

I am happy to report that in March 1999 we signed a loan commitment for $9.5 million with Prudential Insurance to provide permanent financing for our 118 townhomes located at Addison Place. The loan commitment includes a fixed interest rate of 6.95% and a ten-year term. We expect to close the loan upon completing construction in October 1999. Based on projected first year rental income for the townhomes, we estimate an initial cap rate of 9.2%, which will produce a 14% return on our invested equity.

When we close the loan on the townhomes at Addison Place, our mortgage loans will total $89 million or 51% of the estimated market value of our 1,896 apartment homes and three land parcels. During the last three years, we have taken advantage of low interest rates to finance each of our communities with fixed-rate, long-term mortgage loans. As a result, the average interest rate on our ten mortgage loans is 6.99%, with 7.30% being the highest interest rate and 6.57% the lowest. More important, the additional cash flow we receive from raising rents accrues to us and not the mortgage lender, because all our mortgage loans have a fixed interest rate.


ACHIEVING OUR INVESTMENT OBJECTIVES

As discussed during the annual meeting, obtaining the highest possible return on your invested equity is our top priority. We are accomplishing this by focusing on three areas ... building apartment homes of the highest quality for the lowest possible cost, obtaining excellent long-term financing, and managing each community for maximum cash flow and value. As we stated in our 1998 annual report, "Our focus remains the same ... to create cash flow and capital appreciation by developing, constructing and managing new apartment homes of the highest quality and value". Based on our financial results for the six months ended June 30, 1999, our apartment portfolio is currently producing a 13% return on invested equity. However, we believe additional rent increases are achievable and, during the next twelve months, our goal is to increase the return on invested equity to 15%.

                                                                 RETURN ON
                                       INVESTED EQUITY     INVESTED EQUITY
         -----------------------------------------------------------------
         Plantation Trace                 $  7,343,000                 10%
         Bentley Place                       3,638,000                 11%
         Crestmark                           9,311,000                 11%
         Ivey Brook                          5,938,000                 13%
         Bradford Creek                      5,657,000                 13%
         River Oaks                          6,042,000                 14%
         Highland Park                       5,623,000                 15%
         Preston Oaks                        7,707,000                 15%
         Rosewood Plantation                 2,395,000                 27%
                                         ---------------------------------

         Total/Average                     $53,654,000                 13%
                                           ===============================


Our investment objective can be summed up in the following quote from our 1998 annual report ... "We have always achieved our success the old-fashioned way. We create real estate value by building new, high-quality apartment homes. When we invest our dollars in new construction, it is with the clear understanding that upon completion we will have created an investment-grade asset worth significantly more than the original dollars invested". We are proving this to be true at Addison Place. The townhomes cost $12.9 million to build and have a market value of $14.8 million, resulting in $1.9 million of value being created through the development and construction process. Equally important, the townhomes will add approximately $550,000 per year to our cash flow.

The townhomes, as shown on the cover of our quarterly report, feature many upscale amenities not found in most apartment homes, such as a side-by-side refrigerator, built-in microwave, and crown molding throughout the entire first floor, including the kitchen. The townhomes are spacious, averaging 1,697 square feet, and include a formal dining room and a large living room with extensive wall space that can easily accommodate large pieces of furniture. In addition, each townhome has a private ground-level entry and backyard. We started our leasing activity in the second quarter and the first residents took occupancy beginning in June. We currently have 32 or 27% of the townhomes leased and we expect to complete the leasing in the fourth quarter of 1999.

In addition to the 118 townhomes, we started construction during the second quarter on 287 garden apartments at Addison Place that include a new leading-edge design with one, two, three, and four bedroom floorplans, and some apartments with direct-entry garages. Because we started construction in the summer, construction of these 287 apartments should move quickly. An aerial photo of Addison Place is enclosed.


ESTIMATED NET ASSET VALUE

At our annual meeting, we discussed our net asset value, which is the price we believe our properties are worth if sold individually in the open market. With our stock currently trading at 32% below our estimated net asset value of $11.46 per share, we believe it is important to discuss what we estimate our net asset value to be and how we arrived at $11.46 per share. We have included with this report a detailed analysis of our estimated net asset value along with a summary of our assumptions.

Because our stock is listed for trading on an exchange, many of our shareholders might believe the current low share price reflects the market value of our apartment portfolio. This is not true. To prove a point and to review with you some of our values, we issued a press release (copy enclosed) announcing we had entered into a contract to sell Bentley Place for $8,375,000 or $356,000 higher than the value shown on our estimated net asset value schedule. We also received written offers for Preston Oaks and Ivey Brook. (press releases enclosed) The offer for Preston Oaks is $24,250,000, which is $4.8 million higher than our estimated net asset value of $19,438,000. Similarly, the offer for Ivey Brook is $14,600,000 or $1.2 million higher than our estimated net asset value of $13,398,000. These third party offers clearly indicate we have been conservative with our estimate of net asset value and, more important, confirm our belief that our stock is undervalued.

The value we create through new construction adds significantly to net asset value. By way of example, the $1.9 million in value created by constructing and leasing the townhomes at Addison Place added $0.26 per share to our estimated net asset value. We believe the estimated net asset value will increase from $11.46 to approximately $13 per share after we complete the construction and leasing of Addison Place, Charlotte and Old Norcross.


MAXIMIZING SHAREHOLDER VALUE

Like you, we are very frustrated with our low stock price and we have been exploring various options to maximize shareholder value, including selling some of our communities, especially given the recent offers we have received. In addition to the sale of Bentley Place, we announced (press release enclosed) the listing of our Crestmark, Ivey Brook, and Preston Oaks apartment communities for possible sale. If we have an opportunity to sell a property at a price significantly higher than the value shown on our estimated net asset value schedule, then we may sell one or two properties. It would be our intention to return the net cash proceeds to you, our shareholders, in the form of a special distribution that would be in addition to our regular quarterly dividend.


Our goal and commitment remain the same as always ... to continue to manufacture cash flow and capital appreciation by building great apartment homes while, at the same time, always looking for ways to maximize shareholder value. Our stock price does not reflect the fact that we own a very high quality portfolio of apartment homes in great locations that are very well financed; and are producing excellent cash flow, which continues to grow. I am confident that over time the real value of our portfolio will be realized.

Sincerely,

/S/ Charles  S. Roberts

Charles S. Roberts
President and CEO

                         ROBERTS REALTY INVESTORS, INC.
                            ESTIMATED NET ASSET VALUE


                                               ADDISON             ADDISON
                                                PLACE               PLACE                                       OLD     BENTLEY
                                              TOWNHOMES             FLATS                CHARLOTTE           NORCROSS    PLACE
                                           -----------------------------------------------------------------------------------------

Gross Potential Income                       $  1,838,520                                                              $  1,097,580
Add:  Water Sub-metering Income              $     28,320                                                              $     28,080
Add:  Cable Income                           $      6,000                                                              $      6,000
Add:  Garage and Storage Income              $          0                                                              $          0
Add:  Other Income                           $     23,600                                                              $     35,382
Less:  5% Vacancy Loss                       $    (94,822)                                                             $    (58,352)
                                           -----------------------------------------------------------------------------------------

Effective Gross Income                       $  1,801,618                                                              $  1,108,690


Salaries and benefits                        $    144,000                                                              $    118,282
Utilities                                    $     62,000                                                              $     38,078
Maintenance and repairs                      $     34,000                                                              $     53,102
Landscaping                                  $     21,000                                                              $     23,486
Advertising and promotion                    $     18,000                                                              $     30,604
Administrative                               $     15,000                                                              $     16,080
Property insurance                           $      8,300                                                              $      6,212
Property tax expense                         $    158,000                                                              $     84,538
Management fee                               $     54,049                                                              $     33,261
Reserves                                     $     23,600                                                              $     23,400
                                           -----------------------------------------------------------------------------------------

Total Operating Expenses                     $    537,949                                                              $    427,043

Net Operating Income                         $  1,263,669                                                              $    681,647
                                           =========================================================================================

Capitalization Rate                                  8.50%                                                                     8.50%

ASSET VALUE                                  $ 14,867,000                                                              $  8,019,000
Less:  Mortgage Loans                        $ (9,500,000)                                                             $ (3,976,311)
Add:   Market Value of Undeveloped Land                          $  4,018,000        $  4,150,000        $  2,739,000
Add:   Development & Construction Costs                          $    965,685        $    883,370        $      3,881
                                           -----------------------------------------------------------------------------------------

Equity                                       $  5,367,000        $  4,983,685        $  5,033,370        $  2,742,881  $ 4,042,689


                                            BRADFORD                                 HIGHLAND             IVEY         PLANTATION
                                             CREEK              CRESTMARK              PARK              BROOK            TRACE
                                        --------------------------------------------------------------------------------------------


Gross Potential Income                       $  2,039,308        $  3,269,148        $  2,133,740        $  1,774,020  $  2,656,538
Add:  Water Sub-metering Income              $     43,200        $     80,160        $     45,120        $     35,040  $     55,680
Add:  Cable Income                           $     61,692        $    118,624        $      8,000        $     51,530  $          0
Add:  Garage and Storage Income              $          0        $     19,412        $          0        $          0  $     19,198
Add:  Other Income                           $     40,830        $    154,348        $     35,254        $     53,254  $     57,202
Less:  5% Vacancy Loss                       $   (109,252)       $   (182,085)       $   (111,106)       $    (95,692) $   (139,431)
                                        -----------------------------------------------------------------------------------------


Effective Gross Income                       $  2,075,779        $  3,459,607        $  2,111,008        $  1,818,152  $  2,649,187


Salaries and benefits                        $    170,624        $    364,540        $    174,300        $    159,818  $    202,898
Utilities                                    $    155,036        $    272,282        $    120,524        $    133,530  $    176,048
Maintenance and repairs                      $     47,500        $    174,674        $     73,426        $     69,592  $    150,740
Landscaping                                  $     41,570        $     70,150        $     41,114        $     42,074  $     51,170
Advertising and promotion                    $     52,300        $     70,442        $     39,206        $     32,672  $     48,226
Administrative                               $     28,656        $     19,020        $     33,428        $     21,202  $     26,174
Property insurance                           $      7,606        $     16,926        $      8,242        $      8,964  $     11,888
Property tax expense                         $    179,928        $    222,000        $    180,062        $    127,710  $    228,312
Management fee                               $     62,273        $    103,788        $     63,330        $     54,545  $     79,476
Reserves                                     $     36,000        $     66,800        $     37,600        $     29,200  $     46,400
                                        --------------------------------------------------------------------------------------------


Total Operating Expenses                     $    781,493        $  1,380,622        $    771,232        $     79,307  $  1,021,332

Net Operating Income                         $  1,294,285        $  2,078,985        $  1,339,776        $  1,138,845  $  1,627,855
                                        ============================================================================================


Capitalization Rate                                  8.50%               8.50%               8.50%               8.50%         8.50%

ASSET VALUE                                  $ 15,227,000        $ 24,459,000        $ 15,762,000        $ 13,398,000  $ 19,151,000
Less: Mortgage Loans                         $ (8,317,151)       $(15,868,815)       $ (7,892,922)       $ (6,264,546) $(11,821,737)
Add:  Market Value of Undeveloped Land
Add:  Development & Construction Costs
                                        --------------------------------------------------------------------------------------------


Equity                                       $  6,909,849        $  8,590,185        $  7,869,078        $  7,133,454  $  7,329,263



                                               PRESTON              RIVER              ROSEWOOD
                                                 OAKS                OAKS              PLANTATION           TOTAL
                                          ----------------------------------------------------------------------------


Gross Potential Income                       $  2,523,600        $  2,406,626        $  1,720,596        $  21,459,676
Add:  Water Sub-metering Income              $     51,120        $     51,840        $     36,480        $     455,040
Add:  Cable Income                           $      8,000        $          0        $      6,000        $     265,846
Add:  Garage and Storage Income              $          0        $          0        $          0        $      38,610
Add:  Other Income                           $     46,630        $     61,380        $     39,952        $     547,832
Less:  5% Vacancy Loss                       $   (131,468)       $   (125,992)       $    (90,151)       $  (1,138,350)
                                          ----------------------------------------------------------------------------

Effective Gross Income                       $  2,497,883        $  2,393,854        $  1,712,877        $  21,628,654


Salaries and benefits                        $    204,008        $    212,484        $    132,862        $   1,883,816
Utilities                                    $    107,608        $    130,406        $     79,098        $   1,274,610
Maintenance and repairs                      $     61,218        $     91,952        $     58,952        $     815,156
Landscaping                                  $     43,520        $     46,208        $     39,050        $     419,342
Advertising and promotion                    $     38,372        $     39,688        $     34,334        $     403,844
Administrative                               $     32,712        $     21,262        $     17,788        $     231,322
Property insurance                           $     10,402        $     12,634        $      9,024        $     100,198
Property tax expense                         $    230,274        $    204,882        $    127,710        $   1,743,416
Management fee                               $     74,936        $     71,816        $     51,386        $     648,860
Reserves                                     $     42,600        $     43,200        $     30,400        $     379,200
                                          ----------------------------------------------------------------------------

Total Operating Expenses                     $    845,650        $    874,532        $    580,604        $   7,899,764

Net Operating Income                         $  1,652,232        $  1,519,322        $  1,132,272        $  13,728,890
                                          ============================================================================

Capitalization Rate                                  8.50%               8.50%               8.50%                8.50%

ASSET VALUE                                  $ 19,438,000        $ 17,874,000        $ 13,321,000        $ 161,516,000
Less: Mortgage Loans                         $ (8,367,197)       $ (9,000,205)       $ (8,019,106)       $ (89,027,990)
Add:  Market Value of Undeveloped Land                                                                   $  10,907,000
Add:  Development & Construction Costs                                                                   $   1,852,936
                                          ----------------------------------------------------------------------------

Equity                                       $ 11,070,803        $  8,873,795        $  5,301,894        $  85,247,946

Shares and Units Outstanding                                                                                 7,439,466

NET ASSET VALUE PER SHARE AND UNIT                                                                              $11.46

The accompanying assumptions are an integral part of our Estimated Net Asset Value schedule

                      ASSUMPTIONS FOR NET ASSET VALUE TABLE


The following assumptions explain in detail our belief that the net asset value of our real estate assets is $11.46 per share. The real estate industry is dynamic and dependent on economic and financial cycles, and events and circumstances frequently do not occur as expected. Consequently, there will usually be differences between our key assumptions and the actual results, and those differences may be material. The net asset value of $11.46 per share assumes the 118 townhomes at Addison Place (the "townhomes") have been built and leased as planned. We expect to complete the construction and leasing of the townhomes in the fourth quarter of 1999. The net asset value is based on our best estimates at this time and has not been reviewed by an independent third party or by our independent auditors.

GROSS POTENTIAL INCOME For Bentley Place, Bradford Creek, Crestmark, Highland Park, Ivey Brook, Plantation Trace, Preston Oaks, River Oaks, and Rosewood Plantation, (the "existing communities"), this figure is derived using the existing contractual rents as of June 30, 1999. For the townhomes, this figure is derived using the current lease-up rents as of June 30, 1999.

WATER SUB-METERING INCOME During the fourth quarter of 1998, we implemented a program to bill our residents for their individual water consumption, which is being phased in during 1999 as leases are renewed. For the existing communities and the townhomes, this figure is derived assuming individual resident water consumption averages $20 per month or $240 per year.

CABLE INCOME For Bradford Creek, Crestmark, and Ivey Brook, this figure is based on actual cable income for the six months ended June 30, 1999 and then annualizing for twelve months. For Bentley Place, Highland Park, Preston Oaks, and Rosewood Plantation, this figure is based on our best estimate of annual cable income. For Plantation Trace and River Oaks, there is no cable income.

GARAGE AND STORAGE INCOME For Crestmark and Plantation Trace, this figure is based on actual garage and storage income for the six months ended June 30, 1999 and then annualizing for twelve months. For Bentley Place, Bradford Creek, Highland Park, Ivey Brook, Preston Oaks, River Oaks, and Rosewood Plantation, there is no garage or storage income.

OTHER INCOME For the existing communities, this figure is based on actual other income for the six months ended June 30, 1999 and then annualizing for twelve months. For the townhomes, this figure assumes other income of $200 per unit, which we believe is appropriate for this purpose.

5% VACANCY LOSS For the existing communities and the townhomes, this figure is derived by multiplying the sum of gross potential income, water sub-metering income, cable income, garage and storage income, and other income by 5%, a standard vacancy factor used in the real estate industry which we believe is appropriate for this purpose.

EFFECTIVE GROSS INCOME This figure is derived by adding gross potential income, water sub-metering income, cable income, garage and storage income, and other income and then subtracting the vacancy loss.

OPERATING EXPENSES For the existing communities, these figures (except for property taxes, management fees and reserves) are based on actual operating expenses for the six months ended June 30, 1999 and then annualizing for twelve months. For the townhomes, these figures are based on our best estimate of annual operating expenses. For Bradford Creek, Highland Park, Ivey Brook, Plantation Trace, Preston Oaks, River Oaks, and Rosewood Plantation, property taxes are based on final assessed values for 1999. For Bentley Place and Crestmark, property taxes are based on our best estimate.

MANAGEMENT FEES For the existing communities and the townhomes, this figure is derived by multiplying effective gross income by 3%, a standard management fee factor which we believe is appropriate for this purpose.

RESERVES For the existing communities and the townhomes, this figure is derived by multiplying the total number of apartment homes by $200, which is our best estimate of replacement costs.

NET OPERATING INCOME This figure is derived by subtracting operating expenses, management fees and reserves from effective gross income.

CAPITALIZATION RATE Capitalization is the process by which net operating income is converted to a value. Capitalization rates reflect the relationship between net annual operating income and the value of receiving that current and probable future income stream during a certain projection period or remaining economic life. The capitalization rate of 8.5% used for the existing communities and the townhomes is supported by the sales of comparable properties.

ASSET VALUE This figure is derived by dividing the net operating income by the capitalization rate. This value does not include the higher offers we received for Preston Oaks and Ivey Brook nor the costs of disposition, which we estimate to be between $1.10 and $1.15 per share.

MORTGAGE LOANS For the existing communities, this figure represents the actual indebtedness as of June 30, 1999. For the townhomes, this figure is based on the permanent loan that will be closed upon completing construction and leasing activity.

MARKET VALUE OF UNDEVELOPED LAND This figure represents our best estimate of the market value of the undeveloped land on which we intend to construct an additional 868 new apartment homes.

DEVELOPMENT AND CONSTRUCTION COSTS This figure represents the amount of development and construction costs that have been incurred, net of construction loans outstanding, as of June 30, 1999.

EQUITY This figure is derived by subtracting the mortgage loans outstanding from the asset value and then adding the market value of undeveloped land and development and construction costs.

NET ASSET VALUE PER SHARE This figure is derived by dividing equity by the 7,439,466 aggregate shares and units outstanding as of June 30, 1999.

CONSOLIDATED BALANCE SHEETS


ROBERTS REALTY INVESTORS, INC.

                                                            (unaudited)
                                                           June 30, 1999           December 31, 1998
                                                           ------------------------------------------
ASSETS

Operating real estate assets, net                          $ 106,984,000                $ 105,916,000
Land held for future development                               6,065,000                    6,065,000
Construction in progress                                      11,599,000                    7,035,000
Cash and cash equivalents                                      2,706,000                    4,106,000
Restricted cash                                                  396,000                      470,000
Other assets, net                                              1,357,000                    1,498,000
                                                           ------------------------------------------

Total assets                                               $ 129,107,000                $ 125,090,000
                                                           ==========================================



LIABILITIES AND SHAREHOLDERS' EQUITY

Mortgage notes payable                                     $  79,528,000                $  79,973,000
Construction loan payable                                      5,432,000
Other liabilities                                              4,865,000                    3,012,000
                                                           ------------------------------------------

Total liabilities                                             89,825,000                   82,985,000


Minority interest of unitholders
   in the operating partnership                               14,534,000                   15,579,000


Shareholders' Equity
   Common stock                                                   47,000                       47,000
   Additional paid-in-capital                                 28,122,000                   29,335,000
   Unamortized restricted stock compensation                     (63,000)                     (92,000)
   Treasury stock                                               (771,000)                    (145,000)
   Accumulated deficit                                        (2,587,000)                  (2,619,000)
                                                           ------------------------------------------

     Total shareholders' equity                               24,748,000                   26,526,000

Total liabilities and shareholders' equity                 $ 129,107,000                $ 125,090,000
                                                           ==========================================


The balance sheet is shown at depreciated book value, not market value.

CONSOLIDATED STATEMENTS OF OPERATIONS


ROBERTS REALTY INVESTORS, INC.

                                                   (unaudited)                             (unaudited)
                                               Three Months Ended                       Six Months Ended
                                                    June 30,                                June 30,
                                              1999             1998                 1999               1998
                                              ---------------------                 -----------------------


Operating revenues                         $4,856,000        $4,154,000            $9,612,000       $8,094,000
Less: operating expenses                   (1,679,000)       (1,521,000)           (3,329,000)      (2,929,000)
                                           ----------------------------            ---------------------------

Net operating income                        3,177,000         2,633,000             6,283,000        5,165,000

Other income (expenses)
  Interest income                              35,000           118,000                80,000          250,000
  Interest expense                         (1,252,000)       (1,071,000)           (2,513,000)      (2,057,000)
  General and administrative                 (512,000)         (407,000)           (1,020,000)        (811,000)
  Gain on sale of assets                                                                             1,544,000
  Loss on disposal of assets                  (19,000)          (27,000)              (28,000)         (51,000)
  Depreciation and amortization            (1,393,000)       (1,149,000)           (2,751,000)      (2,315,000)
                                           ----------------------------            ---------------------------

  Total other income (expenses)            (3,141,000)       (2,536,000)           (6,232,000)      (3,440,000)

Income before minority interest
   of unitholders                              36,000            97,000                51,000        1,725,000
Minority interest of unitholders              (13,000)          (37,000)              (19,000)        (707,000)
                                           ----------------------------            ---------------------------

Income                                         23,000            60,000                32,000        1,018,000

Early extinguishment of debt
   (net of minority interest)                                  (158,000)                               (93,000)
                                           ----------------------------            ---------------------------

Net Income                                 $    23,000       $  (98,000)           $   32,000      $   925,000
                                           =============================           ===========================


PER SHARE DATA:

Net income per common share                     $0.00            $(0.02)                $0.01            $0.20
                                                =======================                 ======================

FFO per share                                   $0.19             $0.16                 $0.37            $0.33
                                                =======================                 ======================

SHAREHOLDER INFORMATION


    CORPORATE HEADQUARTERS                                     PRIMARY BANKING RELATIONSHIPS
    Roberts Realty Investors, Inc.                             First Union National Bank
    8010 Roswell Road                                          999 Peachtree Street
    Suite 120                                                  Atlanta, Georgia 30374
    Atlanta, Georgia 30350
    Telephone: (770) 394-6000                                  Bank of America
                                                               600 Peachtree Street, N.E.
    OFFICERS                                                   Atlanta, Georgia 30308-3318
    Charles S. Roberts
    Chairman and Chief Executive Officer                       TRANSFER AGENT
                                                               First Union National Bank
    Charles R. Elliott                                         Shareholder Services
    Secretary and Chief Financial Officer                      1525 West W.T. Harris Blvd.
                                                               Charlotte, North Carolina 28288-1153
    BOARD OF DIRECTORS                                         Telephone: (800) 829-8432
    Charles S. Roberts
    Chairman and Chief Executive Officer                       GENERAL COUNSEL
                                                               Holt Ney Zatcoff & Wasserman, L.L.P.
    James M. Goodrich                                          100 Galleria Parkway, Suite 600
    Consulting Engineer                                        Atlanta, Georgia 30339

    Weldon R. Humphries                                        SECURITIES COUNSEL
    Private Investor                                           Nelson Mullins Riley & Scarborough, L.L.P.
                                                               999 Peachtree Street
    Dennis H. James                                            Suite 1400
    Executive Vice-President                                   Atlanta, Georgia 30309
    L.J. Melody & Company
                                                               INDEPENDENT AUDITORS
    Wm. Jarell Jones                                           Arthur Andersen LLP
    Attorney and Certified Public Accountant                   133 Peachtree Street
                                                               Suite 2500
    Ben A. Spalding                                            Atlanta, Georgia 30303
    Private Investor
                                                               STOCK TRADING INFORMATION
    George W. Wray                                             The common shares of Roberts Realty
    Private Investor                                           Investors, Inc. trade on the
                                                               American Stock Exchange (AMEX)
    MEMBER                                                     under the symbol "RPI".
    National Association of Real
    Estate Investment Trusts, Inc.


This second quarter report to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe the expectations reflected in the forward-looking statements are based on reasonable assumptions, our actual results could differ materially from those described in the forward-looking statements. Certain factors that might cause such a difference include, but are not limited to, the following: occupancy rates and rents may be adversely affected by local economic and market conditions; overbuilding in our markets; construction costs of a new community may exceed original estimates; construction and lease-up of new communities in Atlanta and Charlotte may not be completed on schedule; and, financing may not be available or, if available, not on favorable terms.